UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2020

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 6, 2020, Novavax, Inc. (the “Company”) entered into a Project Agreement (the “Project Agreement”) with Advanced Technology International, Inc. (“ATI”), the Consortium Management Firm acting on behalf of the Medical CBRN Defense Consortium (“MCDC”) in connection with Operation Warp Speed (“OWS”). OWS is a partnership among components of the U.S. Department of Health and Human Services and the U.S. Department of Defense working to accelerate the development, manufacturing and distribution of COVID-19 vaccines, therapeutics and diagnostics. The Project Agreement relates to the Base Agreement the Company entered into with ATI on June 25, 2020 (the “Base Agreement”, together with the Project Agreement, the “MCDC Agreement”). Under the MCDC Agreement, the Company is entitled to receive funding of up to $1.6 billion to support certain activities related to the development of NVX-CoV2373, the Company’s vaccine candidate targeting SARS-CoV-2, the virus that causes COVID-19 disease, and the manufacture and delivery of the vaccine candidate to the U.S. Government. Pursuant to the MCDC Agreement, the Company is currently authorized to make expenditures or incur obligations of up to $800 million, and the parties have committed to negotiate a definitive agreement by December 2020 that provides for aggregate costs payable to the Company up to but not in excess of the approved budget of $1.6 billion. If the parties have not agreed on definitive pricing or other terms by December 2020, or any extension of such target date granted by the U.S. Government, the U.S. Government has the discretion to unilaterally determine a fair and reasonable price for completion of the definitive agreement.

The MCDC Agreement requires the Company to conduct certain clinical, regulatory and other activities, including a pivotal Phase 3 clinical trial to determine the safety and efficacy of NVX-CoV2373, and to manufacture and deliver to the U.S. Government 100 million doses of the vaccine candidate. Of the $1.6 billion maximum amount payable to the Company, approximately $1.16 billion is payable for activities related to the achievement of various clinical development milestones relating to the enrollment of patients in clinical trials and delivery of related study reports, approximately $418 million is payable for activities related to the achievement of certain manufacturing milestones and approximately $24 million is payable for activities related to the achievement of certain regulatory and other milestones.

In the event that, prior to the delivery of 100 million doses of the vaccine candidate, the Company has submitted an Emergency Use Authorization under §564 of the Food, Drug and Cosmetic Act or a biologics license application under §351(a) of the Public Health Service Act and the Company (a) terminates manufacturing of NVX-CoV2373, (b) discontinues sale of NVX-CoV2373 to the U.S. Government or (c) makes any filing that anticipates federal bankruptcy protection, then upon the request of the U.S. Government, the Company will provide certain items necessary for the U.S. Government to pursue manufacturing of NVX-CoV2373 with a third party for exclusive sale to the U.S. Government. Such items include the (1) grant of a non-exclusive, nontransferable, irrevocable (except for cause), royalty-free paid-up license to practice or have practiced for or on behalf of the U.S. Government certain Background IP (as such term is defined in the MCDC Agreement), (2) transfer of necessary U.S. Food and Drug Administration regulatory filings or authorizations and (3) delivery of any outstanding deliverables contemplated or materials purchased under the MCDC Agreement.

The MCDC Agreement contains terms and conditions that are customary for U.S. Government agreements of this nature, including provisions giving the U.S. Government the right to terminate the Base Agreement and/or the Project Agreement based on a reasonable determination that the funded project will not produce beneficial results commensurate with the expenditure of resources and that termination would be in the U.S. Government’s interest. If the Project Agreement is terminated prior to completion, the Company is entitled to be paid for work performed and costs or obligations incurred prior to termination and consistent with the terms of the MCDC Agreement. The performance period under the Project Agreement extends from July 6, 2020 through December 31, 2021, subject to early termination by the U.S. Government or extension by mutual agreement of the parties.

The foregoing description of the material terms of the MCDC Agreement does not purport to be complete and is qualified in its entirety by reference to the Project Agreement and the Base Agreement, which will be filed with the Securities and Exchange Commission as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: July 10, 2020	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary